Grant Thornton LLP
Suite 1600, Grant Thornton Place
333 Seymour Street
Vancouver, BC
V6B 0A4

T (604) 687-2711
F (604) 685-6569
www.GrantThornton.ca

Consent of independent registered public accounting firm

We have issued our report dated March 15, 2009, except as to Note 22(b), which is as of April 23, 2009, with respect to the consolidated financial statements of Neovasc Inc. (formerly Medical Ventures Corp.) contained in the Registration Statement. We consent to the use of the aforementioned report in the Registration Statement, and to the use of our name as it appears under the caption “Statement by Experts”.

/s/Grant Thornton LLP
Vancouver, BC	Chartered accountants
May 29, 2009

Audit • Tax • Advisory
Grant Thornton LLP. A Canadian Member of Grant Thornton International Ltd